Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

SCBT Financial Corporation

We consent to the incorporation by reference in the shelf registration statement on Form S-3 of our reports, dated March 16, 2009, related to the consolidated balance sheet of SCBT Financial Corporation as of December 31, 2008, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in SCBT Financial Corporation’s 2008 Annual Report on Form 10-K and to the reference to our firm under the heading “Experts” in the prospectus/registration statement.

Charlotte, North Carolina

March 19, 2009